Exhibit 10.4

Third Amendment to Purchase Agreement

ACQUSITION OF DYNAMAC’S PROPRIETARY LINE OF

RF AND MICROWAVE TEST & MEASUREMENT PRODUCTS

This THIRD Amendment to Purchase Agreement (this “Third Amendment”) is entered into as of February 21, 2017 by and among Microphase Instruments, LLC, a Delaware limited liability company with offices at 100 Trap Falls Road Extension, Suite 400, Shelton, CT 06484 (the “Purchaser”), Dynamac, Inc., an Illinois corporation with offices at 1229 Capitol Drive, Addison, IL 60101(the “Seller”) and Microphase Corporation, a Connecticut corporation with offices at 100 Trap Falls Road Extension, Suite 400, Shelton, CT 06484 (“Parent”). The Purchaser, the Seller and Parent are also each hereinafter referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Purchaser and the Seller entered into that certain purchase agreement dated as of January 21, 2016, pursuant to which the Purchaser agreed to purchase and the Seller agreed to sell, for good and valuable consideration, Dynamac’s entire line of proprietary radio frequency (“RF”) and microwave test and measurement products, all associated accessories, all housings, cases and packaging designs and materials and all intellectual property rights (the “Original Agreement”);

WHEREAS, the Parties entered into an Amendment to Purchase Agreement on November 2, 2016 (“the First Amendment”) pursuant to which the Parties agreed, among other things, that the assets described in the Original Agreement would not be assigned and transferred to the Purchaser until such time as the Purchaser has delivered to the Seller the entire purchase price owed pursuant to the First Amendment and the Seller agreed that the first installment of such purchase price, in the amount of $559,000, would not be due until November 22, 2016;

WHEREAS, the Parties entered into a Second Amendment to Purchase Agreement on November 22, 2016 (“the Second Amendment”) pursuant to which the Parties agreed, among other things, that the assets described in the Original Agreement would not be assigned and transferred to the Purchaser until such time as the Purchaser has delivered to the Seller the entire purchase price owed pursuant to the First Amendment and the Seller agreed that the first installment of such purchase price, in the amount of $559,000, would not be due until December 9, 2016;

WHEREAS, the Parties desire to amend the Original Agreement, as amended by the First Amendment and the Second Amendment (the “Agreement”) to revise the terms of the Purchaser’s payment to Seller, among other things; and

WHEREAS, the Parties desire that, as of the date hereof, each and every other agreement or understanding, oral or written, between the Parties relating to the purchase, acquisition, strategic partnership, or joint venture involving test and measurement products of the Seller is hereby amended and superseded by this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Amendment. The Agreement shall be amended as follows:

a.	References to this “Agreement” shall mean the Original Agreement as amended by the First Amendment, as amended by the Second Amendment, as amended by this Third Amendment.

b.	Section 1(d)(ii) of the Agreement shall be amended as follows:

“February 22, 2017” shall be deleted and replaced with “May 22, 2017”.

c.	A Section 1(g) shall be added to the Agreement with the following:

“Payment in the amount of $559,000 shall be due and payable on May 22, 2017, in satisfaction of the $550,000 payment originally due on February 22, 2017, together with a total $9000 in late fees”.

d.	Payment table in Section 1(d)(ii) shall be amended as follows:

Amount	Due Date
$559,000	May 22, 2017
$550,000	August 22,2017
$550,000	February 22, 2018

2.	Further Assurances. Following the execution and delivery hereof, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Amendment.

3.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal proceeding arising out of or based upon this Agreement shall be instituted in the federal courts or the courts of the state of Connecticut in each case located in Fairfield County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

4.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement; confirms its agreement with the provisions and covenants herein provided; and agrees to be bound by this Agreement.

SELLER		PURCHASER

DYNAMAC, INC.		MICROPHASE INSTRUMENTS, LLC

By:	/s/ Kent Higgins	By:	/s/ Necdet Ergul

Name:	Kent Higgins	Name:	Necdet Ergul
Title:	President	Title:	Manager

PARENT

MICROPHASE CORPORATION.

By:	/s/ Necdet Ergul

Name:	Necdet Ergul
Title:	Interim Chief Executive Officer